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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                              (Amendment No. 3)*


                            PCA International, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                    Common
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   693180101
                   -----------------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 693180101               13G                         Page 2 of 5 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Furman Selz LLC

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    598,400
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       0
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                    598,400

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    0


--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           598,400
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 693180101                                           Page 3 of 5 Pages
-------------------                                           ------------------


Item 1(a)        Name of Issuer:  PCA International, Inc.

Item 1(b)        Address of Issuer's Principal Executive Offices:
                   815 Matthews Mint Hill Rd
                   Matthews, NC 28105



Item 2(a)        Name of Person Filing:  Furman Selz LLC



Item 2(b)        Address of Principal Business Office:
                   230 Park Ave.
                   NY, NY 10169



Item 2(c)        Place of Organization: Delaware



Item 2(d)        Title of Class of Securities:  Common



Item 2(e)        CUSIP Number:  693180101



Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)   |_|     Broker or dealer registered under Section 15 of the Act
     (b)   |_|     Bank as defined in section 3(a)(6) of the Act
     (c)   |_|     Insurance Company as defined in section 3(a)(19) of the
                   Act
     (d)   |_|     Investment Company registered under section 8 of the
                   Investment Company Act
     (e)   |_|     Investment Adviser registered under section 203 of the
                   Investment Advisers Act of 1940
     (f)   |_|     Employee Benefit Plan. Pension Fund which is subject to the provisions of the Employee Retirement Income Security
                   Act of 1974 or Endowment Fund: 240.13d-1(b) (1)(ii)(F)
     (g)   |_|     Parent Holding Company, in accordance with
                   240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h)   |_|     Group, in accordance with 240.13d-1(b)(1)(ii)(H)



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CUSIP No. 693180101                                            Page 4 of 5 Pages
-------------------                                           ------------------

Item 4.      Ownership.

     (a) Amount Beneficially Owned:  598,400



     (b) Percent of Class:  7.5%



     (c) Number of shares as to which such person has:
          (i) sole power to vote or to direct the vote                598,400
         (ii) shared power to vote or to direct the  vote                   0
        (iii) sole power to dispose or to direct the disposition of   598,400
         (iv) shared power to dispose or to direct the disposition of       0

Item 5.       Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

                                Not applicable

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

                                Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                                Not applicable

Item 8.       Identification and Classification of Members of the Group.

                                Not applicable

Item 9.       Notice of Dissolution of Group.

                                Not applicable

CUSIP No. 693180101                                           Page 5 of 5 Pages
-------------------                                           ------------------


Item 10. Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date
          -------------------------------------


Signature
          -------------------------------------


Name/Title     Steven D. Blecher
          -------------------------------------
               Vice Chairman